EXHIBIT 13





INDEPENDENT AUDITORS' CONSENT




We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 33-79124 and Amendment No. 6 to Registration Statement No. 811-8520 of TIAA Separate Account VA-1 ("VA-1") on Form N-3 of our report dated February 6, 1997 relating to the financial statements of the Stock Index Account of VA-1 included in the Statement of Additional Information, which is a part of such Registration Statement.

We also consent to the use in such Amendments to such Registration Statements of our report dated March 11, 1997 relating to the financial statements of Teachers Insurance and Annuity Association of America ("TIAA") included in the Statement of Additional Information. Such report expresses our opinion that the financial statements present fairly the financial position, results of operations, changes in contingency reserves and cash flows of TIAA in conformity with statutory accounting practices, a comprehensive basis of accounting as described in Note 2 of those financial statements, and not in conformity with generally accepted accounting principles.

We also consent to the reference to us under the heading "Experts" in the Statement of Additional Information.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
New York, New York
April 11, 1997